Exhibit 99.(a-1)

THE ALGER FUNDS

CERTIFICATE OF AMENDMENT

The undersigned, being an Assistant Secretary of The Alger Funds (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Agreement and Declaration of Trust dated September 13, 2012, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees (as defined in the Declaration of Trust) at a meeting duly called and held on March 5, 2015, the Declaration of Trust is amended effective August 7, 2015 as follows:

The name of a Portfolio established by Sections 6.1 and 6.2 of the Declaration of Trust, is hereby amended to be as follows:

The name of the Alger Growth Opportunities Fund is hereby amended to be the “Alger Small Cap Focus Fund”.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 7th day of August, 2015.

/s/ Joshua Lindauer
Joshua Lindauer
Assistant Secretary

ACKNOWLEDGEMENT

State of New York	}
	}	ss.
County of New York	}		August 7, 2015

Then personally appeared the above, Joshua Lindauer, and acknowledged the foregoing instrument to be his free act and deed before me,

/s/ Lisa A. Moss
Notary Public
My Commission Expires: